Exhibit 99.1

Tallgrass Energy Partners Increases Quarterly Distribution by 16.9%, Representing a 32.2% Increase over First Distribution after May 2013 IPO

LEAWOOD, Kan.--(BUSINESS WIRE)--July 1, 2014--Tallgrass Energy Partners, LP (NYSE: TEP) announced today that the board of directors of its general partner declared a quarterly cash distribution to partners of $0.38 per common unit for the second quarter of 2014, or $1.52 on an annualized basis. This represents an amount that is 32.2% over TEP's minimum quarterly distribution and a 16.9% increase from the first quarter 2014 distribution of $0.3250. The increase is in conjunction with and related to the acquisition of Trailblazer Pipeline Company LLC on April 1, 2014. The quarterly distribution will be paid on Thursday, August 14, 2014, to unitholders of record as of the close of business on Wednesday, July 30, 2014.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We believe we are well-positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, (913) 928-6012
investor.relations@tallgrassenergylp.com